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                                                                Exhibit 4.5

                              INVESTOR RELATIONS

                             CONSULTING AGREEMENT

   THIS CONSULTING AGREEMENT ("Agreement"), is made and entered as of the ___ day of October 1997 ("Effective Date") by and between Dunn Computer Corporation, Inc., a Delaware corporation ("Company"), and JDK & Associates, Inc., a California corporation ("Consultant").


                                   RECITALS


   Company desires to have Consultant perform consulting services for it and Consultant desires, subject to the terms and conditions of this Agreement, to perform consulting services for Company.

   NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKINGS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS
FOLLOWS:

   1.  ENGAGEMENT AND DESCRIPTION OF SERVICES.

       1.1 Company hereby retain Consultant as a consultant, and Consultant hereby agrees to act as such consultant and to furnish such consulting services to Company as requested from time to time by Company. Such consulting services shall include, but not be limited to, consultation regarding any proposals for new business ventures, general consultation and advice concerning any debt or equipment financing, advice regarding any sale of assets, mergers, acquisitions, consolidations or joint ventures, advice with respect to possible strategic alliances and other growth opportunities, and offering, if required, recommendations with respect to the foregoing.

       1.2 Consultant will, when appropriate, arrange meetings between representatives of Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers. Consultant shall also develop, implement and maintain an ongoing market support system that increases broker awareness of Company's activities and stimulates investor interest in Company. The stock market support systems shall include, but not be limited to, Consultant's initial shareholder communication system, investor generation system and media relations system, which have been defined and developed by Consultant. It is understood that Consultant's ability to relate information regarding Company's activities is dependent upon the information provided by Company to Consultant.

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       1.3   Consultant's role shall be to advise and review only, it being understood that the management of Company will have final authority with respect to all managerial decisions. It is further understood and acknowledged by the parties hereto that the value of Consultant's advice is not measurable in any qualitative manner and Consultant shall be obligated to render advice upon the request of Company in good faith, but shall not be obligated to spend any specific amount of time in doing so.

   2.  TERM.

   The term of this Agreement ("Term") shall begin as of the Effective Date and shall terminate twelve (12) months thereafter, unless terminated or extended in accordance with provisions of this Agreement.

   3.   COMPENSATION.

   As compensation for all services rendered by Consultant pursuant to this Agreement, Company shall compensate as follows:

        3.1 Company shall pay to Consultant the sum of Five Thousand Dollars ($5,000) per month during term.

        3.2 Concurrently with the execution of this Agreement the Company shall issue to Consultant a warrant ("Warrant") entitling Consultant to purchase up to One Hundred Thousand (100,000) shares ("Warrant Shares") of Company's common stock at an exercise price of $6.50 per share. The warrants shall vest 1/24th at the end of each month over the first three (3) months of Agreement; remaining warrants shall vest 1/9th at the end of each month during months four (4) through twelve (12). One Hundred Thousand (100,000) warrant shares with an exercise price of $6.50 per share shall vest over twelve (12) month period from "Effective Date", provided that vesting shall cease upon the termination of this Agreement. If Consultant terminates this Agreement within six (6) months of Effective Date all Warrant Shares previously vested are to be returned. All Warrant Shares, to the extent vested, shall be exercisable through November 1, 2002.

   Company shall file a registration statement to register the Warrant Shares with the Securities and Exchange Commission ("SEC") prior to the expiration of one year from the Effective Date. If the Warrant Shares are not registered and the registration statement declared effective by the SEC within ninety (90) days after the expiration of the initial 12 month term ("Required Effective Date"), Company will register the Warrant Shares on a Form S-8 Registration Statement ("S-8 Registration Statement) within 10 business days of the Required Effective Date. If Company fails to have the S-8 Registration Statement registering the Warrant Shares declared effective by the SEC within the time period set forth herein, the exercise price of the Warrants will be reduced by One Dollar ($1.00) for each thirty (30) days after said date until the S-8 Registration Statement is effective.

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   Consultant shall have "piggyback" registration rights with respect to the
Warrant Shares. Said Warrant Shares if registered shall be locked up for a period of twelve (12) months from the Effective Date.

       3.3 Company shall reimburse Consultant for agreed upon budgetary expenses incurred on a monthly basis which basis which will be due upon receipt of invoice. Expenses to include, but not limited to, the following:
Press releases, overnight mail, conference calls, marketing pieces, special events, travel and entertainment, media placement, etc.

       3.4 All expenses of registration and qualification incurred in connection with the registration of the Warrant Shares shall be borne by Company, except that the holder of the Warrant Shares shall bear the fees and expenses of its own counsel, if any.

   4.  INDEPENDENT CONTRACTOR.

   It is expressly agreed that Consultant is acting as an independent contractor performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees.

   5.  ASSIGNMENT.

   This Agreement is being entered into in reliance upon and in consideration of the skill and qualifications of Consultant. Consultant shall not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Company. Any attempt at assignment or transfer by Consultant of its obligations hereunder, without such consent, shall be null and void.

   6.  NON-COMPETITION.

   Consultant agrees that during the Term it shall not, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder, consultant or in any other capacity own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as a consultant for any business which has any activities or products directly competitive with the activities and products of Company. Subject to the foregoing, Company hereby acknowledges that Consultant is in the business of providing consulting advice of the nature contemplated by this Agreement to others and nothing herein contained shall be

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construed to limit or restrict Consultant in conducting such business with respect to rendering such advice to others.

   7.  CONFIDENTIALITY.

   Consultant recognizes that during the course of Consultant's activities on behalf of Company, it will accumulate certain proprietary and confidential information and trade secrets used in Company's business and will have divulged to it certain confidential and proprietary information and trade secrets about the business, operations and prospects of Company, which constitute valuable business assets of Company. Consultant hereby acknowledges and agrees that such information ("Proprietary Information") is confidential and proprietary and constitutes trade secrets and that the Proprietary Information belongs to Company and not to Consultant. Consultant agrees, to the extent not prohibited by law, that it shall not, at any time subsequent to the execution of this Agreement, whether during or after the Term, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit in any manner any Proprietary Information obtained by Consultant under this Agreement, except in connection with and to the extent required by its performance of its duties hereunder for Company. Upon termination of this Agreement Consultant shall deliver to Company all tangible displays and repositories of Proprietary Information.

   8.  TERMINATION.

   This Agreement may be terminated on the occurrence of any one of the following events:

       8.1   The expiration of the Term hereof;

       8.2   The mutual agreement of the parties;

       8.3 By either party, with or without cause, on notice given to the Party at least thirty (30) days prior to the effective date of termination.

   9.  DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

   The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to Company. In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by Company as a consequence of such decisions.

   10. GENERAL PROVISIONS.

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       10.1  GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

       10.2 NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, or telecopied, addressed as follows:

   PARTY           ADDRESS
   -----           -------

   Company         Dunn Computer Corporation
                   1306 Squire Court
                   Sterling, VA 20166
                   Attn: Thomas Dunne, President
                   Telecopier No.: 703-450-0406

   with a copy, which shall not constitute notice, to:

                   ------------------------------
                   ------------------------------
                   ------------------------------
                   ------------------------------
                   Telecopier No.:
                                  ---------------

   Consultant      JDK & Associates, Inc.
                   19800 MacArthur Boulevard, Suite 880
                   Irvine, California 92612
                   Attn: Joseph D. Kowal
                   Telecopier No.: 714-222-2965

   with a copy, which shall not constitute notice, to:

                   Harry S. Stahl, Esq.
                   McKenna & Stahl
                   2603 Main Street, Suite 1010
                   Irvine, California 92614
                   Telecopier No: 714-752-6723

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any United States Post Office in the continental United States, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telecopied.

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       10.3  ATTORNEYS FEES.  In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

       10.4 COMPLETE AGREEMENT. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

       10.5 BINDING. This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties, except that this Agreement may not be assigned by Consultant without the prior written consent of Company.

       10.6 UNENFORCEABLE TERMS. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

       10.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

       10.8 FURTHER ASSURANCE. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

       10.9 MISCELLANEOUS PROVISIONS. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this agreement shall in all cases by construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

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   IN WITNESS WHEREOF, the  Parties hereto have executed this Agreement as of the day and year first above written.

                                       "COMPANY"
                                       DUNN COMPUTER CORPORATION
                                       A Delaware corporation

                                       By: /s/ Thomas P. Dunne
                                          ---------------------------
                                          Its:
                                              -----------------------


                                       "CONSULTANT"
                                       JDK & ASSOCIATES, INC.
                                       A California corporation

                                       By: /s/ Joseph D. Kowal
                                          ---------------------------
                                          Joseph D. Kowal, President


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